Exhibit 10.3
PRIVATE AND
CONFIDENTIAL

Date:	February xx, 2011

To:	<<Name>>
<<Title>>

From:	Punam Mathur Vice President, People Resources

Re:	2011 RESTRICTED STOCK UNIT AWARD
On <<Grant_Date>> the Board of Directors authorized your participation in the NV Energy, Inc. 2004 Executive Long-Term Incentive Plan (the “Plan”) for 2011. This document provides a brief summary of your rights under the Plan and the terms and conditions of this grant of Restricted Stock Units. It is important that you sign this agreement, return the original to Compensation, and retain a copy for your files.
The Plan provides complete details of your rights under the Plan, as well as all of the conditions and limitations affecting such rights. If there is any inconsistency between the terms of this summary and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this summary. Unless otherwise defined herein, capitalized terms shall have the same meaning as their definitions in the Plan.
The Board of Directors specifically designates Officers and Executives that are eligible to participate in the Plan. Officers, Executives, and other selected employees are considered “insiders” and their ability to purchase and sell NVE shares will be subject to insider trading and reporting rules of the SEC. The Restricted Stock Units granted to you under the Plan are nontransferable, other than by will or by the laws of descent and distribution.
Overview of Your Restricted Stock Units
1.	Number of Restricted Stock Units Granted: <<RSUs>>

2.	Date of Grant: <<Grant Date>>

3.	Length of Vesting Period: The Vesting Period began on <<Date1>> and is scheduled to end on <<Date2>> in a three-year cliff vesting program.

4.	Pay-out of Restricted Stock Units: Subject to the terms of the Plan, you will receive a pay-out of the aggregate value of your earned Restricted Stock Units at the end of the Vesting Period. The pay-out of your Restricted Stock Units will be made in the form of shares, minus applicable taxes.

5.	Payment of Dividends: No provision is made for any payment of dividend equivalents during the vesting period for these Restricted Stock Units.

6.	Termination of Employment:
a. By Death, Disability, or Retirement: In the event your employment is terminated by reason of death, Disability, or Retirement, you or your designated beneficiary will receive a prorated pay-

<<Name>> Page 2 of 2	Private and Confidential
out of the Restricted Stock Units. The amount of pay-out shall be determined based on the length of time you were actively employed during the Vesting Period. Payment will be made at the same time vested payments are made to Participants who did not terminate employment during the vesting period. For the purpose of this award, “Retirement” shall mean termination of employment with the Company and its affiliates after (1) attaining age 55 with 10 years of service or (2) attaining age 60 with five years of service. For the purpose of the preceding sentence, service shall be measured by completed calendar months of employment.
b. For Other Reasons: In the event your employment is terminated for any other reason, your Restricted Stock Units shall be forfeited to the Company, unless otherwise directed by the Committee.
7.	Confidentiality. By signing this document, you agree that the existence and all terms of this award are confidential and may not be disclosed by you to any third parties (including coworkers), except that you may disclose this award to your immediate family members, your financial, tax and legal advisors, or as may be required by law or by any compulsory judicial or administrative process.

8.	Change in Control: In the event of a change in control, he terms of the Company’s change-in-control policy, as it may be adopted from time to time, shall apply. If the Restricted Stock Units are not assumed, they shall be paid out at 100% immediately before the consummation of any transaction in which the Company is not the surviving Company.
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
Please acknowledge your receipt of this document by signing the following representation:
Executive Long-Term Incentive Plan
2011 Restricted Stock Units
Date of Grant: <<Grant Date>>
Acknowledgement of Participation
By signing a copy of this Agreement and returning it to the Compensation Department (MS 07), I acknowledge that I have read the Plan and that I fully understand all of my rights under the Plan and this summary, as well as all of the terms and conditions which may limit my eligibility to receive a pay-out with respect to the Restricted Stock Units granted under the Plan. Without limiting the generality of the preceding sentence, I understand that my right to receive a pay-out with respect to the Restricted Stock Units granted to me under the Plan is conditioned upon my continued employment with the Company, that the Plan can be terminated at any time and that the Board reserves the right, at its sole discretion, to determine whether there shall be awards and the amounts thereof under the Plan, and that its discretion need not be exercised uniformly or consistently.

By
<<Name>>

Date ______________

Please refer any questions you may have regarding your Restricted Stock Units to Jennifer Oswald, Staff Compensation Consultant at (702) 402-2247.
cc: Investor Relations
/PR-Compensation